Exhibit 10.10

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “First Amendment”), made and entered into as of the 30th day of October, 2007 (“Effective Date”), by and between PLAINFIELD PARTNERS, LLC, a Delaware limited liability company (the “Lessor”) and CHICAGO BRIDGE & IRON COMPANY (DELAWARE), a Delaware corporation (the “Lessee”).

RECITALS:

WHEREAS, Lessor and Lessee entered into a Lease dated June 5, 2001, for the lease of certain premises consisting of real property, improvements and equipment located at 1501 North Division Street, Plainfield, Illinois (the “Lease”). Terms not defined in this amendment shall have the meaning set forth in the Lease;

WHEREAS, on June 5, 2001, CHICAGO BRIDGE AND IRON COMPANY, N.V., a Netherlands Company (“NV”) executed and delivered a Lease Guaranty (the “Guaranty”) which guaranteed all of the obligations of Lessee under the Lease;

WHEREAS, Lessee has requested that Lessor cooperate with Lessee in an expansion of Lessee’s Improvements located on the Leased Premises, and in connection therewith, Lessor is refinancing the existing loan encumbering the Leased Premises;

WHEREAS, in connection with such expansion by Lessee, Lessor and Lessee desire to amend the amount of the Basic Rent payable under the Lease, extend the Term of the Lease, provide a tenant improvement allowance to Lessee, and certain other matters.

NOW, THEREFORE, for valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged by the parties, the Lessor and Lessee agree as follows:

1.        Recitals.    The foregoing Recitals are hereby incorporated herein by reference. All defined terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

2.        Term.    As of the Effective Date, the Term of the Lease shall be extended from June 30, 2021 to October 31, 2022. Such date is intended to be the fifteenth (15th) anniversary of the Effective Date and shall be adjusted as necessary if the Effective Date does not occur on November 1, 2007. In the event such adjustment is required, the parties shall amend the Lease to reflect the adjusted Expiration Date.

3.        Basic Rent.    From and after the Effective Date:

(a)       the first full paragraph of Section 3.1 of the Lease shall be deleted and in its place therefor, shall be substituted the following:

“3.1    Basic Rent.    Lessee will pay to Lessor (by tendering such payment to Lessor’s Assignee) in lawful money of the United States of America which shall be legal tender for the payment of public and private debts at Lessor’s address set forth above or at such other place or to such other Persons as Lessor from time to time may designate in writing, a net Basic Rental

(the “Basic Rent”), in advance during the Term, as set forth in the attached Schedule 1. Notwithstanding the foregoing, however, that portion of the Basic Rent in Schedule 1 marked “Current Net Rent Payment” shall be subject to increase, if at all, on July 1, 2011, July 1, 2016 and July 1, 2021 by the lesser of ten and one half percent (10.5%) or one hundred fifty percent (150%) of the percentage increase in the CPI (hereinafter defined), if any, between the CPI published for the applicable Earlier Month (hereinafter defined) and the applicable Later Month (hereinafter defined), calculated by dividing the difference between the CPI for said Later Month and the CPI for said Earlier Month and converting the quotient (rounded up to the nearest 1/1000) to a percent. As used herein, “CPI” shall mean the consumer price index known as “United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, U.S. City Average for all Urban Consumers, Seasonally Adjusted, All Items, (1982-84 = 100)”. As used herein, “Later Month” shall mean the calendar month which is four (4) months prior to the date on which the increase shall occur. As used herein, “Earlier Month” shall mean the same month as the Later Month of the calendar year which is five years prior to the year of the applicable Later Month. If at any time during the Term, the CPI shall be discontinued, Lessor and Lessee shall mutually and reasonably agree to substitute a nationally recognized index calculating changes in consumer prices and to apply the same to determine the increase in that portion of the Basic Rent subject to increase hereunder. Lessor shall advise Lessee of the amount of the increase, if any, of the portion of the Basic Rent identified as “Current Net Rent Payment” hereunder no later than 45 days prior to the day on which the increase shall take effect.”

The remaining portions of the text of Section 3.1 (i.e., commencing with the text of the non-indented paragraph beginning with “If the Commencement Date is not the first day of a month…” and continuing through the remainder of Section 3.1 are not deleted by this Amendment and shall remain in full force and effect.

(b)      Schedule 1 attached hereto is hereby added to the Lease as Schedule 1.

4.        Tenant Allowance.    Lessor will obtain from its new lender, for Lessee’s use in expanding the Improvements, a tenant improvement allowance in the amount of Seven Million Four Hundred Thousand Dollars $7,400,000 (the “Allowance”). The Allowance shall be made available to Lessee only so long as Lessee is not in default of its obligations under the Lease. Funding of the Allowance shall be made for costs and expenses as generally contemplated in Schedule 2 attached hereto and by this reference made a part hereof (although Lessor and Lessee acknowledge that such Schedule shows general expense categories, is subject to budgeting and planning and may change after the date hereof). Costs and expenses imposed by Lessor’s Assignee in connection with administering and disbursing the Allowance shall be charged against the Allowance. The Allowance shall be funded through an escrow held by Lessor’s Assignee and contain terms and conditions consistent with reserve and escrow agreements customarily utilized by conduit lenders (i.e., lenders who intend to sell loans through securitization) for such purposes, which terms may include, but are not limited to, any of the following: lien waivers as a condition of payment (or conditioned only upon payment, if approved by Lessor’s Assignee); monthly draws pursuant to a construction budget approved by Lessor’s Assignee; monthly date down endorsements for title, approval of all plans and specifications; collateral assignments of all material contracts and warranties relating to the Lessee’s Alteration and/or expansion, zoning approvals and similar requirements customarily imposed by construction lenders or lenders in general with respect to new construction, but in no event shall Lessee be required to provide a completion guaranty. If the cost of the Lessee’s Alterations (including any associated changes to the existing Improvements resulting from Insurance or Legal Requirements, which shall, anything contained in the Lease to the contrary notwithstanding, be performed by Lessee at its sole cost and expense) exceeds the Allowance, then anything contained in the Lease to the contrary notwithstanding, Lessee shall be solely responsible for any all costs and expenses therefor.

5.        Lender Escrows.    Lessee acknowledges that the terms of the replacement financing for the Leased Premises will require that Lessee deposit with Lessor’s Assignee both a tenant improvement/leasing commission escrow (the ‘TI/LC Escrow”) and a capital expenditure escrow (the “Cap Ex Escrow”). Commencing with the Effective Date, Lessee shall deposit with Lessor’s Assignee an amount equal to One Hundred Thousand Dollars ($100,000) per annum, (.57 per square foot of floor area of the building located on the Leased Premises) payable in equal monthly installments, in advance, on the first day of each month, as additional rent under the Lease. Said amount shall be allocated between the aforesaid escrows as follows: Fifteen cents (.15) per square foot shall be allocated to the Cap Ex Escrow and Forty Two cents (.42) shall be allocated to the TI/LC Escrow. Sums held by Lessor’s Assignee in the TI/LC Escrow shall be made available to Lessee pursuant to a capital expenditure schedule and budget as approved by Lessor’s Assignee on an annual basis and under conditions customarily utilized by conduit lenders and as specifically provided in the Loan Documents which will evidence and secure the replacement financing. At the expiration of the Term, provided no breach of the Loan caused by Lessee has occurred, and no uncured Event of Default then exists, Lessee shall be entitled to the return of the then current balance of the TI/LC Reserve and the Cap Ex Reserve.

6.        Lease Termination Option.    Provided no Event of Default by Lessee has occurred and is continuing under the Lease which would create a default under Lessor’s loan documents and Lessee provides written notice to Lessor that Lessee has decided to cease all operations on the Leased Premises, Lessor will sell the Leased Premises on the following terms and conditions:

(a)        Lessor and Lessee shall cooperate in good faith in their efforts to market and sell the Leased Premises, using commercially reasonable means to obtain the maximum sale price, taking into account all pertinent factors, including whether the Leased Premises will be occupied (such as if it is relet),

(b)        Lessee shall have a right of first refusal on any offer received by Lessor for the purchase of the Leased Premises,

(c)        Any offer received by Lessee or Lessor shall be communicated to the other within three (3) business days of receipt, with the highest offer received within the period that ends on that certain date which is one (1) year after receipt by Lessor of Lessee’s written notice, being deemed accepted by Lessor, subject to Lessee’s right of first refusal in paragraph (b) hereof,

(d)        Lessee will pay to Lessor, upon the earlier of the closing of the sale of the Leased Premises or that certain date which is fifteen (15) months after receipt by Lessor of Lessee’s written notice, the positive differential, if any, when the sale price, if any, is deducted from the sum of all the following:

(i)        the then applicable “Threshold Amount,” defined as the then applicable principal balance of the loan, as provided in Schedule 3 attached hereto and incorporated herein by reference,

(ii)      prepayment premiums, if any, not already included within the Threshold Amount, but imposed upon Lessor by Lessor’s Assignee,

(iii)     yield maintenance payments, defeasance or similar fees and costs, if any, imposed upon Lessor by Lessor’s Assignee,

(iv)     all closing costs and expenses incurred by Lessor in connection with the sale of the Leased Premises, including, without limitation, brokerage fees, due diligence expenses (e.g., title, survey and environmental), legal fees, and title charges, recording fees, transfer taxes and all other costs and expenses incurred by Lessor (the net aggregate amounts as set forth in subparts (d), (d)(i), (d)(ii), (d)(iii) and (d)(iv) being collectively referred to herein as the “Termination Price”) it being agreed that in no event shall Lessor be obligated to accept an offer which is less than the Termination Price for the sale of the Leased Premises,

(e)        If Lessor accepts an offer to sell the Leased Premises pursuant to the terms hereof, the parties shall agree upon a mutually acceptable closing date for the transfer of the Leased Premises, which shall be not later than sixty (60) days from Lessor’s notice accepting such offer. If, after agreeing to buy the Leased Premises pursuant to subsection (b) hereof, Lessee thereafter fails to close the purchase, Lessee shall defend, indemnify and hold Lessor harmless from any costs, fee, or expenses imposed upon Lessor by Lessor’s Assignee.

(f)        Upon Lessee’s payment of the Termination Price to Lessor, the Lease shall terminate. Neither party shall have any further obligation to the other under the Lease, except as may have accrued prior thereto, except that all indemnification provisions contained in the Lease shall survive such termination and continue indefinitely until satisfied.

(g)        Lessee agrees that in the event that it exercises its right of first refusal pursuant to subsection (b) hereof and fails to voluntarily cease operation at the Leased Premises within a fifteen (15) month period following the date of Lessee’s written notice to Lessor, then Lessee shall be liable to pay Lessor, in addition to the Termination Price actually paid to Lessor, the then applicable Premium Amount as reflected on Schedule 4, attached hereto and incorporated herein by reference (the “Purchase Price Differential”). The obligation to pay the Purchase Price Differential to Lessor shall survive the termination of the Lease and the Closing and may be secured by a mortgage to secure payment of the Purchase Price Differential, which mortgage shall be executed, delivered and recorded at the Closing. The terms of the mortgage shall provide that it will expire at the end of the fifteenth (15th) month from the date of Lessee’s written notice, when Lessee’s business operations at the Leased Premises have permanently ceased.

The foregoing is subject to the terms of the Loan Documents with respect to defeasance lockout periods, which Lessee acknowledges will prohibit the exercise of any defeasance right until the earlier to occur of (i) three (3) years from the first payment date under the Loan or (ii) two (2) years from the date of securitization of the Loan. In the case of an assumption of the loan, the new landlord entity shall be a single purpose entity whose formation documents contain Lessor’s Assignee’s customary single purpose entity requirements and all of the requirements of such Lessor’s Assignee for an assumption of the loan shall have otherwise been complied with.

7.        Lessee Right of First Offer.    Provided no Event of Default by Lessee has occurred and is continuing under the Lease which would create a default under Lessor’s loan documents, Lessee may elect to offer to purchase the Leased Premises from Lessor on the following terms and conditions:

(a)        The offer price shall be the fair market value of the Leased Premises, as determined by Lessee, in its sole discretion,

(b)        Lessor shall have ninety (90) days from receipt of Lessee’s written offer to determine whether it will elect to accept or reject the offer in Lessor’s sole discretion,

(c)        If Lessor elects to reject the offer, the Lease shall continue in full force and effect.

(d)        If Lessor accepts the offer pursuant to the terms hereof, the parties shall agree upon a mutually acceptable closing date for the transfer of the Leased Premises, which shall be not later than sixty (60) days from Lessor’s acceptance notice, and the Lease shall terminate at the closing of such purchase. If Lessee thereafter fails to close the purchase, Lessee shall defend, indemnify and hold Lessor harmless from any costs, fee, or expenses imposed upon Lessor by Lessor’s Assignee.

8.        Insurance.    If and to the extent Lessor’s Assignee requires additional insurance coverage (e.g., terrorism coverage, laws and ordinances coverage, etc.) then Lessor may, if Lessee is unwilling or fails to provide the same, purchase the same on Lessee’s behalf. In such event, Lessee shall reimburse Lessor, as additional rent under the Lease, for the cost of such additional insurance within ten (10) days after Lessor’s written demand, therefor.

9.        Ratification.    Except as modified herein, the Lease is hereby ratified and confirmed in all other respects.

10.      Counterparts.    This First Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the day and year first above written.

LESSOR:

PLAINFIELD PARTNERS, LLC, a Delaware limited liability company
By:	Plainfield Acquisitions, LLC, a Delaware limited liability company, its Managing Member
By:
Name:
Title:

LESSEE:

CHICAGO BRIDGE & IRON COMPANY (DELAWARE), a Delaware corporation

By:	/s/ Ronald A. Ballschmiede
Name:	Ronald A. Ballschmiede
Title:	C.F.O.

CONSENT OF GUARANTOR

The undersigned, being the Guarantor of the Lease under Lease Guaranty dated as of June 5, 2001, hereby consents to the provisions of the foregoing First Amendment to Lease and reaffirms its obligations under the Guaranty.

GUARANTOR:

CHICAGO BRIDGE AND IRON COMPANY (N.V.), by CHICAGO BRIDGE AND IRON, B.V., its managing director.

By:	/s/ Ronald A. Ballschmiede
Name:	Ronald A. Ballschmiede
Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the day and year first above written.

LESSOR:

PLAINFIELD PARTNERS, LLC, a Delaware limited liability company
By:	Plainfield Acquisitions, LLC, a Delaware limited liability company, its Managing Member
	By:	/s/ Kevin A. Shields
	Name:	Kevin A. Shields
	Title:	Managing Member

LESSEE:

CHICAGO BRIDGE & IRON COMPANY (DELAWARE), a Delaware corporation

By:
Name:
Title:

CONSENT OF GUARANTOR

The undersigned, being the Guarantor of the Lease under Lease Guaranty dated as of June 5, 2001, hereby consents to the provisions of the foregoing First Amendment to Lease and reaffirms its obligations under the Guaranty.

GUARANTOR:

CHICAGO BRIDGE AND IRON COMPANY (N.V.), by CHICAGO BRIDGE AND IRON, B.V., its managing director.

By:
Name:
Title: